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Exhibit 23.5

Consent of Stroock & Stroock & Lavan LLP

        We hereby consent to the filing of the form of our opinion as to certain tax matters as an exhibit to the registration statement on Form S-4, as amended, filed by Simon Property Group, Inc. (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and to the reference to us in the Proxy Statement/Prospectus included as part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                      /s/ Stroock & Stroock & Lavan LLP

New York, New York
August 31, 2004

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Consent of Stroock & Stroock & Lavan LLP